Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Datalink Corporation of our reports dated March 31, 2010, relating to our audit of the financial statements and financial statement schedule (which reports express an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in its method of accounting for business combinations), which appear in the Annual Report on Form 10-K of Datalink Corporation for the year ended December 31, 2009.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of the registration statement.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

June 29, 2010